Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $671

HAMILTON, Bermuda (July 27, 2015) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $671 at June 30, 2015, up 1.1% for both the second quarter and first six months of 2015, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a solid quarter.  Sirius Group reported a 78% combined ratio continuing its long track record of success.  We announced separately this morning that we have signed a definitive agreement to sell Sirius Group for about 127% of book value in cash.  OneBeacon reported a 95% combined ratio with good premium growth in competitive but disciplined markets.  BAM guaranteed $3.4 billion in par value, up more than 90% over last year, while pricing improved a bit.  Investments were up 0.4% driven by the US dollar pull back from its recent highs. Excluding currency effects, results were slightly negative. Currency translation benefited the quarter by $5 per share, but cost $3 per share through six months. Our insurance services businesses continue to do well but currently have little impact on our reported results.”

Adjusted comprehensive income was $49 million in the second quarter of 2015 compared to $68 million in the second quarter of last year. Adjusted comprehensive income was $45 million in the first six months of 2015 compared to $155 million in the first six months of last year. Net income attributable to common shareholders was $4 million and $89 million in the second quarter and first six months of 2015, compared to $96 million and $191 million in the second quarter and first six months of last year.

OneBeacon

OneBeacon’s book value per share increased 0.5% for the second quarter and 2.8% for the first six months of 2015, including dividends. OneBeacon’s GAAP combined ratio was 95% for the second quarter of 2015 compared to 99% for the second quarter of last year, while the GAAP combined ratio was 95% for the first six months of 2015 compared to 94% for the first six months of last year. Catastrophe losses added 2 points to the combined ratios for both the second quarter and first six months of 2015, primarily related to severe spring weather in the Midwest and South, as well as East Coast winter storms in the first quarter, compared to 1 point of catastrophe losses in both the second quarter and first six months of last year. Net loss reserve development did not have a meaningful impact on the second quarter or first six months of 2015, compared to unfavorable loss reserve development of 3 points and 1 point for the second quarter and first six months of last year.

Mike Miller, CEO of OneBeacon, said, “We are pleased to report solid underwriting results for the second quarter and first half of the year.  Through six months, we achieved 3% growth in book value and a 95% combined ratio.  We reported strong written premium growth mostly driven by our newer segments in a marketplace that is competitive, but still supporting reasonable rate increases.”

Net written premiums were $321 million in the second quarter and $608 million in the first six months of 2015, an increase of 9% for the quarter and relatively flat for the first six months of 2015. Excluding the impact of the exited lawyers liability business ($18 million) and the termination of an affiliated reinsurance treaty ($12 million), premiums grew by 5% for the first six months of 2015.

Sirius Group

Sirius Group’s GAAP combined ratio was 78% for the second quarter of 2015 compared to 81% for the second quarter of last year, while the GAAP combined ratio was 79% for the first six months of 2015 compared to 77% for the first six months of last year. The combined ratios for the 2015 periods benefited from lower catastrophe losses compared to the 2014 periods. The second quarter of 2015 included 2 points ($5 million) of catastrophe losses, primarily from winter storms in the Northeast United States, compared to 6 points ($12 million) of catastrophe losses in the second quarter of last year, primarily from storms and floods in Europe. The first six months of 2015 included 2 points ($7 million) of catastrophe losses compared to 3 points ($14 million) in the first six months of last year. Favorable loss reserve development was 5 points ($11 million) and 3 points ($11 million) in the second quarter and first six months of 2015 and was primarily due to reductions in reserves for prior year catastrophes and run-off casualty business, compared to 3 points ($6 million) and 4 points ($16 million) in the second quarter and first six months of 2014.

Allan Waters, CEO of Sirius Group, said, “Our 79% combined ratio for the first six months benefited from low catastrophe activity and more good news from prior years’ loss reserves. Excluding currency effects, Sirius Group’s adjusted book value per share grew 3% over the first six months. Gross written premiums in local currencies were up 10% in the quarter and 3% from the first six months of last year, driven principally by growth in our primary U.S. accident and health business. There are early signs that pricing for U.S. property catastrophe excess risks is bottoming out, though overall the market for (re)insurance remains competitive.”

Both gross and net written premiums were adversely impacted by foreign currency translation effects in the second quarter and first six months of 2015. In the second quarter of 2015, gross written premiums increased 7% (10% in local currencies) to $256 million due to an increase in accident and health writings. Net written premiums decreased 1% (flat in local currencies) to $184 million, primarily reflecting increased retrocessional purchases on property lines. In the first six months of 2015, gross written premiums decreased 2% (a 3% increase in local currencies) to $680 million, as decreases in property catastrophe excess were mostly offset by increases in accident and health writings. Net written premium decreased 6% (3% in local currencies) to $488 million, primarily reflecting increased retrocessional purchases on property lines.

HG Global/BAM

In the second quarter of 2015, BAM insured $3.4 billion of municipal bonds, $3.3 billion of which were in the primary market, up 92% from the second quarter last year.  As of June 30, 2015, BAM’s total claims paying resources were $587 million on total par insured of $17.8 billion.

HG Global reported pre-tax income of $3 million and $9 million in the second quarter and first six months of 2015 compared to pre-tax income of $5 million and $10 million in the second quarter and first six months of last year. The decrease in both periods was driven by lower investment returns. White Mountains reported $14 million and $23 million of GAAP pre-tax losses relating to BAM in the second quarter and first six months of 2015 compared to GAAP pre-tax losses of $8 million and $17 million in the second quarter and first six months of last year.  The increased loss in both periods was driven by lower mark-to-market results from BAM’s investment portfolio. BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in both the second quarter of 2015 and the second quarter last year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Seán McCarthy, CEO of BAM, said, “BAM recorded a strong quarter on all fronts. Primary-market volume increased to an all-time high of $3.3 billion, driven by both strong issuance conditions in the municipal market and increasing credit spreads that made insurance more attractive to buyers. That, in turn, helped drive improved pricing conditions and allowed BAM to increase its claims-paying resources by more than $4 million in the quarter. The strong quarter was capped on June 29, when Standard and Poor’s affirmed BAM’s 'AA' rating with a stable outlook, recognizing BAM’s strong capital adequacy, clean portfolio without exposure to Puerto Rico or other below investment grade credits, and the value we deliver to the market through our transparency initiatives. BAM’s membership totals more than 1,400 municipal issuers and continues to grow as we fulfill our mission to build a utility for the benefit of our municipal members.”

Other Operations

White Mountains’s Other Operations segment reported a pre-tax loss of $5 million in the second quarter of 2015 and a pre-tax loss of $29 million in the first six months of 2015, compared to a pre-tax gain of $4 million in the second quarter and a pre-tax loss of $8 million in the first six months last year.  White Mountains’s Other Operations segment reported net realized and unrealized investment losses of $1 million in the second quarter and gains of $4 million in the first six months of 2015, compared to gains of $29 million in the second quarter and gains of $42 million in the first six months last year. Partially offsetting these decreases in investment gains was a $20 million gain reported in the Other Operations segment during the second quarter of 2015 relating to the sale of Hamer LLC, a small manufacturing company that White Mountains received in 2012 in connection with the liquidation of a limited partnership fund. WM Life Re reported break-even results in each of the second quarter of 2015 and the second quarter last year.

Investment Activities

The GAAP total return on invested assets was 0.4% for the second quarter of 2015, which included 0.6% of currency gains, and 0.3% for the first six months of 2015, which included 0.4% of currency losses. This compared to a return of 1.5% and 2.6% for the second quarter and first six months of 2014, which included 0.1% of currency losses in both periods.  After tax realized and unrealized investment (losses) gains were $(45) million and $33 million for the second quarter and first six months of 2015 compared to $91 million and $139 million for the second quarter and first six months of last year.

Reid Campbell, President of White Mountains Advisors, said, “The total portfolio was up 0.4% for the second quarter, driven primarily by currency gains as the U.S. dollar retreated from its recent highs.  In local currencies, the total portfolio was down 0.2% for the second quarter.  This was a small absolute loss, but ahead of benchmarks as interest rates backed up during the quarter.  The fixed income portfolio was down 0.1%, also a small absolute loss but well ahead of the longer duration Barclays Intermediate Aggregate Index return of -0.7%.  Fixed income duration remains short at 2.2 years and credit quality remains strong.  The risk asset portfolio (common stocks, convertibles and alternatives) was down 0.5% for the quarter, underperforming the S&P 500 return of 0.3%. Our portfolio of common stocks and convertibles was up 0.8%, while our alternatives were down 2.9% reflecting losses in energy exposed private equity funds.  Lastly, we have essentially completed the transition from Prospector Partners.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q with the Securities and Exchange Commission on August 3, 2015 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains's common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’s 2014 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	June 30, 2015	December 31, 2014	June 30, 2014
Assets
Fixed maturity investments	$4,874.5	$4,784.3	$5,008.0
Short-term investments	840.5	871.7	564.0
Common equity securities	713.8	801.6	1,206.1
Convertible fixed maturity and preferred investments	4.5	20.5	70.7
Other long-term investments	390.1	407.0	312.1
Total investments	6,823.4	6,885.1	7,160.9

Cash	354.2	373.2	331.0
Reinsurance recoverable on paid and unpaid losses	459.2	507.5	452.1
Insurance and reinsurance premiums receivable	711.9	547.7	717.9
Funds held by ceding entities	137.4	129.0	89.0
Investments in unconsolidated affiliates	397.2	414.4	419.1
Deferred acquisition costs	198.1	177.1	191.2
Deferred tax asset	440.2	456.1	462.8
Ceded unearned insurance and reinsurance premiums	172.4	94.0	142.0
Accounts receivable on unsettled investment sales	23.3	56.5	76.6
Goodwill and intangible assets	355.6	366.4	83.6
Other assets	356.4	390.6	480.1
Assets held for sale	—	58.1	1,750.7
Total assets	$10,429.3	$10,455.7	$12,357.0

Liabilities
Loss and loss adjustment expense reserves	$3,031.8	$3,159.8	$3,053.3
Unearned insurance and reinsurance premiums	1,110.8	955.3	1,093.4
Debt	748.5	746.6	677.5
Deferred tax liability	264.8	282.8	336.5
Ceded reinsurance payable	189.6	105.7	159.2
Funds held under insurance and reinsurance contracts	145.4	138.9	124.0
Accounts payable on unsettled investment purchases	57.7	2.6	28.2
Other liabilities	422.2	525.6	526.5
Liabilities held for sale	—	—	1,750.7
Total liabilities	5,970.8	5,917.3	7,749.3

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	1,031.2	1,034.7	1,053.9
Retained earnings	3,069.2	3,010.5	2,965.1
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains from investments in Symetra common shares	2.0	34.9	29.0
Net unrealized foreign currency translation (losses) gains	(123.7)	(79.8)	52.5
Pension liability and other	(4.1)	(4.6)	4.3
Total White Mountains’s common shareholders’ equity	3,974.6	3,995.7	4,104.8

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	255.0	258.4	280.4
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - mutuals and reciprocals	(146.2)	(134.3)	(116.9)
Non-controlling interest - other	125.1	168.6	89.4
Total non-controlling interests	483.9	542.7	502.9
Total equity	4,458.5	4,538.4	4,607.7
Total liabilities and equity	$10,429.3	$10,455.7	$12,357.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$3,974.6	$4,011.3	$3,995.7	$4,104.8
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	(2.0)	(63.8)	(34.9)	(29.0)
Adjusted book value per share numerator (1)	$3,972.6	$3,947.5	$3,960.8	$4,075.8

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	5,960.5	5,991.6	5,986.2	6,150.5
Unearned restricted common shares	(37.7)	(43.4)	(25.7)	(38.1)
Adjusted book value per share denominator (1)	5,922.8	5,948.2	5,960.5	6,112.4

Book value per share	$666.82	$669.48	$667.48	$667.39
Adjusted book value per share	$670.72	$663.64	$664.50	$666.81

(1) Excludes out-of-the-money stock options.

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
	YTD	YTD	YTD	YTD

Growth in adjusted book value per share, including dividends	1.1%	—%	3.6%	4.0%

Dividends per share	$1.00	$1.00	$1.00	$1.00

Summary of goodwill and intangible assets (in millions):	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014

Goodwill:
Tranzact	$145.1	$145.1	$145.1	$—
QuoteLab	18.3	18.3	18.3	18.3
Wobi	5.8	5.8	5.5	5.5
Total goodwill	169.2	169.2	168.9	23.8

Intangible assets:
Tranzact	134.2	138.5	142.8	—
QuoteLab	28.4	30.5	32.5	36.5
Other	23.8	24.4	22.2	23.3
Total intangible assets	186.4	193.4	197.5	59.8

Total goodwill and intangible assets	355.6	362.6	366.4	83.6

Goodwill and intangible assets attributed to non-controlling interest	(122.8)	(128.8)	(141.8)	(26.2)

Goodwill and intangible assets included in adjusted book value	$232.8	$233.8	$224.6	$57.4

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Earned insurance and reinsurance premiums	$537.3	$503.4	$1,031.6	$997.0
Net investment income	23.8	29.6	47.1	54.3
Net realized and unrealized investment (losses) gains	(61.1)	113.9	42.3	177.7
Other revenue	87.5	6.4	123.3	3.0

Total revenues	587.5	653.3	1,244.3	1,232.0
Expenses:
Loss and loss adjustment expenses	288.3	282.7	553.7	512.0
Insurance and reinsurance acquisition expenses	105.3	98.9	200.9	194.0
Other underwriting expenses	80.7	81.9	162.2	163.3
General and administrative expenses	101.1	67.7	210.6	117.7
Amortization of intangible assets	7.0	2.6	13.9	2.9
Interest expense	10.9	10.0	22.0	20.1

Total expenses	593.3	543.8	1,163.3	1,010.0

Pre-tax (loss) income from continuing operations	(5.8)	109.5	81.0	222.0

Income tax benefit (expense)	2.7	(24.5)	(22.3)	(55.4)

Net (loss) income from continuing operations	(3.1)	85.0	58.7	166.6

Net (loss) income from discontinued operations, net of tax	(.3)	2.6	7.6	2.1

(Loss) income before equity in earnings of unconsolidated affiliates	(3.4)	87.6	66.3	168.7

Equity in earnings of unconsolidated affiliates, net of tax	6.8	12.5	14.1	26.3

Net income	3.4	100.1	80.4	195.0
Net loss (income) attributable to non-controlling interests	.9	(4.6)	8.2	(4.0)

Net income attributable to White Mountains’s common shareholders	4.3	95.5	88.6	191.0

Comprehensive (loss) income, net of tax:
Change in equity in net unrealized (losses) gains from investments in Symetra common shares, net of tax	(61.8)	32.9	(32.9)	69.4
Change in foreign currency translation, pension liability and other	44.2	(27.9)	(43.4)	(35.7)

Comprehensive (loss) income	(13.3)	100.5	12.3	224.7
Comprehensive loss (income) attributable to non-controlling interests	—	—	—	—
Comprehensive (loss) income attributable to White Mountains’s common shareholders	(13.3)	100.5	12.3	224.7

Change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes	61.8	(32.9)	32.9	(69.4)

Adjusted comprehensive income	$48.5	$67.6	$45.2	$155.3

Income (loss) per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$.76	$15.08	$13.53	$30.61
Discontinued operations	(.04)	.43	1.27	.34
Total consolidated operations	$.72	$15.51	$14.80	$30.95

Diluted income (loss) per share
Continuing operations	$.76	$15.08	$13.53	$30.61
Discontinued operations	(.04)	.43	1.27	.34
Total consolidated operations	$.72	$15.51	$14.80	$30.95

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended June 30, 2015			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$319.3	$215.5	$.6	$.1	$1.8	$537.3
Net investment income	10.1	9.3	.5	.8	3.1	23.8
Net investment income (loss) - surplus note interest	—	—	3.9	(3.9)	—	—
Net realized and unrealized investment losses	(14.0)	(42.7)	(1.4)	(1.9)	(1.1)	(61.1)
Other revenue - foreign currency translation gains	—	5.5	—	—	(.2)	5.3
Other (losses) revenue	(1.2)	(.1)	—	.2	83.3	82.2

Total revenues	314.2	187.5	3.6	(4.7)	86.9	587.5
Expenses:
Loss and loss adjustment expenses	194.5	92.1	—	—	1.7	288.3
Insurance and reinsurance acquisition expenses	56.4	47.5	.1	.6	.7	105.3
Other underwriting expenses	52.9	27.7	—	.1	—	80.7
General and administrative expenses	3.8	6.8	.4	8.7	81.4	101.1
Amortization of intangible assets	.4	—	—	—	6.6	7.0
Interest expense	3.3	6.6	—	—	1.0	10.9

Total expenses	311.3	180.7	.5	9.4	91.4	593.3

Pre-tax income (loss)	$2.9	$6.8	$3.1	$(14.1)	$(4.5)	$(5.8)

For the Three Months Ended June 30, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$290.9	$209.6	$.3	$.1	$2.5	$503.4
Net investment income	12.2	11.8	.3	1.4	3.9	29.6
Net investment income (loss) - surplus note interest	—	—	4.0	(4.0)	—	—
Net realized and unrealized investment gains	21.9	58.4	.9	3.8	28.9	113.9
Other revenue - foreign currency translation losses	—	(16.3)	—	—	—	(16.3)
Other revenue (losses)	1.0	(2.9)	—	.1	24.5	22.7

Total revenues	326.0	260.6	5.5	1.4	59.8	653.3
Expenses:
Loss and loss adjustment expenses	186.1	91.4	—	—	5.2	282.7
Insurance and reinsurance acquisition expenses	49.6	48.8	.1	.5	(.1)	98.9
Other underwriting expenses	51.7	30.2	—	.1	(.1)	81.9
General and administrative expenses	3.2	6.9	.4	8.8	48.4	67.7
Amortization of intangible assets	.4	—	—	—	2.2	2.6
Interest expense	3.3	6.6	—	—	.1	10.0

Total expenses	294.3	183.9	.5	9.4	55.7	543.8

Pre-tax income (loss)	$31.7	$76.7	$5.0	$(8.0)	$4.1	$109.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Six Months Ended June 30, 2015			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$605.9	$420.5	$1.1	$.3	$3.8	$1,031.6
Net investment income	20.6	17.3	.9	1.8	6.5	47.1
Net investment income (loss) - surplus note interest	—	—	7.9	(7.9)	—	—
Net realized and unrealized investment gains (losses)	.2	37.2	(.3)	1.1	4.1	42.3
Other revenue - foreign currency translation losses	—	(19.1)	—	—	(.3)	(19.4)
Other (losses) revenue	(4.3)	(2.9)	—	.3	149.6	142.7

Total revenues	622.4	453.0	9.6	(4.4)	163.7	1,244.3
Expenses:
Loss and loss adjustment expenses	360.4	189.6	—	—	3.7	553.7
Insurance and reinsurance acquisition expenses	107.4	90.1	.2	1.4	1.8	200.9
Other underwriting expenses	108.8	53.2	—	.2	—	162.2
General and administrative expenses	7.6	13.0	.8	16.9	172.3	210.6
Amortization of intangible assets	.7	—	—	—	13.2	13.9
Interest expense	6.5	13.4	—	—	2.1	22.0

Total expenses	591.4	359.3	1.0	18.5	193.1	1,163.3

Pre-tax income (loss)	$31.0	$93.7	$8.6	$(22.9)	$(29.4)	$81.0

For the Six Months Ended June 30, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$567.4	$425.1	$.5	$.2	$3.8	$997.0
Net investment income	22.6	20.5	.6	2.8	7.8	54.3
Net investment income (loss) - surplus note interest	—	—	7.9	(7.9)	—	—
Net realized and unrealized investment gains	40.8	86.5	1.6	6.8	42.0	177.7
Other revenue - foreign currency translation losses	—	(20.2)	—	—	—	(20.2)
Other revenue (losses)	2.0	(4.3)	—	.3	25.2	23.2

Total revenues	632.8	507.6	10.6	2.2	78.8	1,232.0
Expenses:
Loss and loss adjustment expenses	335.5	170.2	—	—	6.3	512.0
Insurance and reinsurance acquisition expenses	96.3	96.2	.2	.9	.4	194.0
Other underwriting expenses	101.1	62.0	—	.2	—	163.3
General and administrative expenses	6.2	15.3	.8	17.7	77.7	117.7
Amortization of intangible assets	.7	—	—	—	2.2	2.9
Interest expense	6.5	13.2	—	—	.4	20.1

Total expenses	546.3	356.9	1.0	18.8	87.0	1,010.0

Pre-tax income (loss)	$86.5	$150.7	$9.6	$(16.6)	$(8.2)	$222.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
OneBeacon	2015	2014	2015	2014
GAAP Ratios
Loss and LAE	61%	64%	59%	59%
Expense	34%	35%	36%	35%
Combined	95%	99%	95%	94%

Net written premiums	$321.2	$295.9	$608.3	$607.0
Earned premiums	$319.3	$290.9	$605.9	$567.4

	Three Months Ended June 30,		Six Months Ended June 30,
Sirius Group	2015	2014	2015	2014
GAAP Ratios
Loss and LAE	43%	44%	45%	40%
Expense	35%	37%	34%	37%
Combined	78%	81%	79%	77%

Gross written premiums	$256.2	$238.6	$679.6	$691.3
Net written premiums	$184.4	$187.2	$487.6	$520.5
Earned premiums	$215.5	$209.6	$420.5	$425.1

	Three Months Ended June 30,		Six Months Ended June 30,
BAM	2015	2014	2015	2014
Gross par value of primary market policies priced	$2,991.9	$2,113.3	$5,431.7	$3,448.5
Gross par value of secondary market policies priced	97.6	77.5	183.3	255.3
Total gross par value of market policies priced	$3,089.5	$2,190.8	$5,615.0	$3,703.8
Gross par value of primary and secondary market policies issued	$3,421.4	$1,781.1	$5,525.3	$3,110.1
Gross written premiums	$6.6	$2.4	$10.8	$7.2
Member surplus contributions collected	$6.9	$2.9	$11.5	$7.7

	As of June 30, 2015	As of December 31, 2014
Policyholders’ surplus	$441.1	$448.7
Contingency reserve	8.0	4.7
Qualified statutory capital	449.1	453.4
Net unearned premiums	9.0	6.4
Present value of future installment premiums	1.8	1.4
Collateral trusts	126.9	120.0
Claims paying resources	$586.8	$581.2

	Three Months Ended June 30,		Six Months Ended June 30,
HG Global	2015	2014	2015	2014
Net written premiums	$4.9	$1.9	$8.1	$5.6
Earned premiums	$.6	$.3	$1.1	$.5

	As of June 30, 2015	As of December 31, 2014
Unearned premiums	$28.2	$21.2
Deferred acquisition costs	$6.0	$4.6